SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐

☐     Confidential, for Use of the Commission Only (as
           permitted by Rule 14a- 6(e)(2))

Check the appropriate box:

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Alkermes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

NOT APPLICABLE

(2)	Aggregate number of securities to which transaction applies:

NOT APPLICABLE

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

NOT APPLICABLE

(4)	Proposed maximum aggregate value of transaction:

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(5)	Total fee paid:

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☐	Fee paid previously with preliminary materials:

NOT APPLICABLE

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

NOT APPLICABLE

(2)	Form, Schedule or Registration Statement No.:

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(3)	Filing Party:

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(4)	Date Filed:

NOT APPLICABLE

Cambridge, Massachusetts

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held September 23, 2004

To the Shareholders:

      The annual meeting of shareholders of Alkermes, Inc. (the “Company”) will be held at the offices of the Company, 88 Sidney Street, Cambridge, Massachusetts 02139, on September 23, 2004, at 9:00 a.m. for the following purposes:

1.	To elect nine members of the Board of Directors, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

2.	To approve an amendment to the 1999 Stock Option Plan to increase to 16,900,000 the number of shares issuable upon the exercise of options granted thereunder, an increase of 2,500,000 shares.

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

      The Board of Directors has fixed July 19, 2004 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of record on the transfer books of the Company at the close of business on July 19, 2004 will be entitled to notice of and to vote at the meeting.

      If you are a shareholder of record, you may vote over the Internet, by telephone, by mailing the enclosed proxy card in the postage-prepaid envelope provided or by attending the meeting and voting in person.

KATHRYN L. BIBERSTEIN
Secretary

July 23, 2004

YOU CAN VOTE IN ONE OF FOUR WAYS:

(1) Use the toll-free telephone number on your proxy card to vote by phone;

(2) Visit the web site noted on your proxy card to vote via the Internet;

(3) Sign, date and return your proxy card in the enclosed envelope to vote by mail; or

(4) Vote in person at the Annual Meeting of Shareholders.

INTRODUCTION
HOW TO VOTE
PROPOSAL 1
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
PROPOSAL 2
APPROVAL OF AMENDMENT TO 1999 STOCK OPTION PLAN
Equity Compensation Plan Information
REPORT OF THE AUDIT COMMITTEE
AUDIT FEES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
OWNERSHIP OF THE COMPANY’S COMMON STOCK
CERTAIN TRANSACTIONS
OTHER BUSINESS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DEADLINE FOR SHAREHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSES AND SOLICITATION
HOUSEHOLDING
APPENDIX A
ANNEX A

ALKERMES, INC.

PROXY STATEMENT

INTRODUCTION

      The accompanying proxy is solicited by the Board of Directors of Alkermes, Inc., a Pennsylvania corporation (“Alkermes” or the “Company”), in connection with its 2004 annual meeting of shareholders to be held at the offices of the Company, 88 Sidney Street, Cambridge, Massachusetts 02139, at 9:00 a.m., on September 23, 2004 (the “Meeting”). Copies of this Proxy Statement and the accompanying proxy were made available on or after July 23, 2004 to the holders of record of Common Stock on July 19, 2004 (the “Record Date”). The expense of this solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone. In addition, the Company has retained the services of The Altman Group to solicit proxies, at an estimated cost of $5,500.

      Unless specific instructions are given to the contrary, the persons named in the accompanying proxy will vote:

•	FOR the election of the nominees named herein to the Company’s Board of Directors and

•	FOR the amendment to increase the number of shares available under the 1999 Stock Option Plan.

      With respect to all other matters, the persons named in the accompanying proxy will vote as stated herein. See “Other Business.”

      Holders of Common Stock of record at the close of business on the Record Date will be entitled to cast one vote per share so held of record on such date on all items of business properly presented at the Meeting, except that the holders have cumulative voting rights in the election of directors. Therefore, each shareholder is entitled to cast as many votes in the election of directors as shall be equal to the number of shares of Common Stock held by such shareholder on the Record Date, multiplied by the number of directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute votes among nominees as the shareholder sees fit. If you choose to cumulate your votes, you will need to make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on your proxy card or on your ballot when voting at the Annual Meeting of Shareholders. Unless contrary instructions are given, the persons named in the proxy will have discretionary authority to accumulate votes in the same manner.

      The Company had 89,671,608 shares of Common Stock outstanding on the Record Date. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of consideration and action on such matter.

HOW TO VOTE

      If you are a shareholder of record and your shares are registered directly in your name, you may vote:

•	By Internet. Access the website of our tabulator, EquiServe, Inc., at: http://www.eproxyvote.com/alks, using the voter control number that we have printed on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message.

•	By Telephone. Call 1-877-PRX-VOTE (1-877-779-8683) toll-free from the U.S. and Canada and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed.

•	By Mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope to EquiServe, Inc. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the nominees named herein to the Company’s Board of Directors and FOR the amendment to increase the shares available under the 1999 Stock Option Plan.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

      If your shares of Common Stock are held in “street name” (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In Person at the Meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting.

How to Revoke Your Proxy

      You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	providing written notice to the Secretary of the Company by any means, including facsimile, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date;

•	transmitting a subsequent vote over the Internet or by telephone; or

•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

      Please note that if your shares are held of record by a broker or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from such broker or other nominee confirming your beneficial ownership of the shares.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Board of Directors currently consists of nine members: Floyd E. Bloom, Robert A. Breyer, Gerri Henwood, Paul J. Mitchell, Richard F. Pops, Alexander Rich, Paul Schimmel, Mark B. Skaletsky, and Michael A. Wall. In June 2004, the Board of Directors, as authorized under the Company’s Bylaws, elected Mark B. Skaletsky to the Board of Directors. Thus, nine directors are to be elected at the Meeting to serve one-year terms until the 2005 annual meeting of shareholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of Floyd E. Bloom, Robert A. Breyer, Gerri Henwood, Paul J. Mitchell, Richard F. Pops, Alexander Rich, Paul Schimmel, Mark B. Skaletsky, and Michael A. Wall, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election at the Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

      The nine nominees for directors receiving the highest number of votes cast by shareholders entitled to vote thereon will be elected to serve on the Board of Directors. Votes that are withheld will be counted in determining the presence of a quorum, but will have no effect on the vote.

      The Board of Directors recommends that you vote FOR the election of the nominees named herein to the Company’s Board of Directors.

Directors and Executive Officers

      The following table sets forth the director nominees to be elected at the Meeting and the executive officers of the Company, their ages, and the position currently held by each such person within the Company as of July 19, 2004.

Name	Age	Position

Mr. Richard F. Pops	42	Chief Executive Officer and Director
Mr. David A. Broecker	43	Chief Operating Officer and President
Ms. Kathryn L. Biberstein	45	Vice President, General Counsel and Secretary
Mr. James M. Frates	37	Vice President, Chief Financial Officer and Treasurer
Mr. Michael J. Landine	50	Vice President, Corporate Development
Mr. Robert A. Breyer	60	Director
Dr. Floyd E. Bloom(2)(3)	67	Director
Ms. Gerri Henwood	51	Director
Mr. Paul J. Mitchell(1)(2)	51	Director
Dr. Alexander Rich(2)(3)	79	Director
Dr. Paul Schimmel(1)(3)	63	Director
Mr. Mark B. Skaletsky	56	Director
Mr. Michael A. Wall(4)	75	Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating and Corporate Governance Committee

(4)	Chairman of the Board of Directors

     Biographical Information

      Mr. Pops has been a director and the Chief Executive Officer of Alkermes since February 1991. Mr. Pops currently serves on the Board of Directors of Neurocrine Biosciences, Inc., a biotechnology company, the Biotechnology Industry Organization (BIO), serving as Chairman of the Board, and the Massachusetts Biotechnology Council (MBC). He serves as Chair for the Harvard Medical School Advisory Council for Biological Chemistry & Molecular Pharmacology (BCMP) and is a member of the Harvard Medical School Board of Fellows.

      Mr. Broecker has been President since January 2002 and Chief Operating Officer of Alkermes since February 2001. From August 1985 to January 2001, he was employed at Eli Lilly and Company. During his tenure at Eli Lilly, Mr. Broecker managed Eli Lilly’s largest pharmaceutical manufacturing facility outside of the U.S., located in Kinsale, Ireland, as General Manager. He also worked as a General Manager in Eli Lilly’s packaging and distribution operations in Germany, and Director of Marketing for Advanced Cardiovascular Systems, now a part of Guidant Corporation.

      Ms. Biberstein has been Vice President and General Counsel of Alkermes since March 2003. She was employed by Serono S.A. and was General Counsel from 1993 to March 2000 and a member of the Executive Committee from 1998 to March 2000. She also held a position at Crowell & Moring LLC as Of Counsel from February 2002 to February 2003 and performed legal consulting services for various clients from March 2001 to February 2002.

      Mr. Frates has been Vice President, Chief Financial Officer and Treasurer of Alkermes since July 1998. From June 1996 to July 1998, he was employed at Robertson, Stephens & Company, most recently as a Vice President in Investment Banking. Prior to that time he was employed at Morgan Stanley & Co.

      Mr. Landine has been Vice President, Corporate Development of Alkermes since March 1999. From March 1988 until June 1998, he was Chief Financial Officer and Treasurer of Alkermes. Mr. Landine is also currently an advisor to Walker Magnetics Group, an international manufacturer of industrial equipment and is a member of the Board of Directors of Kopin Corporation, a developer and manufacturer of compound semiconductor components and miniature flat panel displays for use in wireless and consumer electronic products.

      Dr. Bloom is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Bloom has been active in neuropharmacology for more than 35 years, holding positions at Yale University, the National Institute of Mental Health and The Salk Institute. Since 1983, he has been at The Scripps Research Institute where he is currently Chairman, Department of Neuropharmacology. Dr. Bloom served as Chief Executive Officer of Neurome, Inc., a biotechnology company, from 2000 to 2002 while on sabbatical from The Scripps Research Institute. Dr. Bloom served as Editor-in-Chief of Science from 1995 to May 2000. He is a member of the National Academy of Science, the Institute of Medicine and the Royal Swedish Academy of Science.

      Mr. Breyer has been a director of Alkermes since July 1994. He served as the President of Alkermes from July 1994 until his retirement in December 2001 and Chief Operating Officer from July 1994 to February 2001. From August 1991 to December 1993, Mr. Breyer was President and General Manager of Eli Lilly Italy, a subsidiary of Eli Lilly and Company. From September 1987 to August 1991, he was Senior Vice President, Marketing and Sales of IVAC Corporation, a medical device company and a subsidiary of Eli Lilly and Company.

      Ms. Henwood has been a director of Alkermes since April 2003. She is the President and Chief Executive Officer of Auxilium Pharmaceuticals, a pharmaceutical company co-founded by Ms. Henwood and specializing in urologic and male health. Prior to founding Auxilium, Ms. Henwood founded, in 1985, a contract research organization (CRO), IBAH, Inc., that became a public company and was eventually sold to a large healthcare company. Prior to founding IBAH, Ms. Henwood was employed by SmithKline Beecham in various capacities including senior medical and regulatory positions.

      Mr. Mitchell has been a director of Alkermes since April 2003. He has served as the Chief Financial Officer and Treasurer since April 2002 of Kenet, Inc., a company engaged in the development and manufacture of analog and mixed signal integrated circuits. Prior to joining Kenet, Mr. Mitchell was the Chief Financial Officer and Treasurer of Kopin Corporation from April 1985 through September 1998. From September 1998 through June 2001, Mr. Mitchell served in a consulting role at Kopin as Director of Strategic Planning. Prior to joining Kopin, Mr. Mitchell worked for the international accounting firm of Touche Ross & Co. from 1975 to 1984. Mr. Mitchell is also President of Mitchell Financial Group, an investment and consulting firm with activities in the technology, healthcare and financial services industries, and a member of the board of directors of several private companies. He is a Certified Public Accountant.

      Dr. Rich is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Rich has been a professor at the Massachusetts Institute of Technology since 1958, and is the William Thompson Sedgwick Professor of Biophysics and Biochemistry. He is a member of the National Academy of Sciences, the American Academy of Arts and Sciences and the Institute of Medicine. Dr. Rich is Co-Chairman of the Board of Directors of Repligen Corporation, a biopharmaceutical company, and is a member of the Scientific Advisory Board of U.S. Genomics, a company developing technology for genetic, functional genomics and protein analyses.

      Dr. Schimmel is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Schimmel is the Ernest and Jean Hahn Professor of Molecular Biology and Chemistry and a member of the Skaggs Institute for Chemical Biology at The Scripps Research Institute. Dr. Schimmel was the John D. and Catherine T. MacArthur Professor of Biophysics and Biochemistry at the Massachusetts Institute of Technology, where he was employed from 1967 through 1997. Dr. Schimmel is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Schimmel is Co-Chairman of the Board of Directors of Repligen Corporation, a member of the Board of Directors of Alnylam Pharmaceuticals, Inc., a biopharmaceutical company and is a member of the Scientific Advisory Board of Illumina, Inc., a biotechnology company.

      Mr. Skaletsky has been a Director of Alkermes since June 2004. He has been the President, Chief Executive Officer, and Chairman of Trine Pharmaceuticals, Inc, (formerly Essential Therapeutics, Inc.), a drug development company, since the company was formed by the merger of The Althexis Company and Microcide Pharmaceuticals, Inc. In May 2003, Essential Therapeutics, Inc. filed a Chapter 11 bankruptcy petition which was favorably resolved in October 2003. From 2000 to 2001, Mr. Skaletsky was the Chairman and Chief Executive Officer of The Althexis Company, a drug development company. From 1993 to 2000, he was the President and CEO of GelTex Pharmaceuticals, Inc. until its acquisition by Genzyme, Inc. From 1988 to 1993, Mr. Skaletsky was the Chief Executive Officer of Enzytech, Inc., and its Chairman from 1989 to 1993. From 1981 to 1988, Mr. Skaletsky held various positions at Biogen, Inc. including President, Chief Operating Officer and Chief Financial Officer. Mr. Skaletsky serves on the Board of Directors for a number of biotechnology companies including: Isis Pharmaceuticals, Inc, ImmunoGen, Inc., and Paradigm Genetics, Inc. He is also a member of the Board of Trustees of Bentley College and is a member of the Board of Directors and a former Chairman of the Biotechnology Industry Organization.

      Mr. Wall is a founder of Alkermes and has been Chairman of the Board of Alkermes since 1987. From April 1992 until June 1993, he was a director and Chairman of the Executive Committee of Centocor, Inc., a biopharmaceutical company. From November 1987 to June 1993, he was Chairman Emeritus of Centocor. Mr. Wall is a director of Kopin Corporation.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board of Directors

      The Company defines an “independent” director in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated thereunder and the applicable rules of The Nasdaq National Market, Inc. (“Nasdaq”). Because it is not possible to anticipate or explicitly provide for all potential situations that may affect independence, the Board periodically reviews each director’s status as an independent director and whether any independent director has any other relationship with the Company that, in the judgment of the Board, would interfere with the director’s exercise of independent judgment in carrying out such director’s responsibilities as a director. The Board will make an annual determination whether each director is “independent” under the applicable provisions of the Exchange Act, the rules promulgated thereunder and the applicable rules of Nasdaq.

      The Board of Directors has determined that each of Floyd E. Bloom, Paul J. Mitchell, Paul Schimmel, Mark B. Skaletsky and Alexander Rich are independent within the meaning of the Company’s director independence standards and the director independence standards of the Exchange Act and Nasdaq. Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors is independent within the meaning of the Company’s, the Exchange Act and Nasdaq’s director independence standards.

Executive Sessions of Independent Directors

      The Board’s policy is to hold meetings of the independent directors following each regularly scheduled in-person Board Meeting (other than in connection with the Annual Meeting of Shareholders). Independent director sessions do not include any employee directors of the Company, and a majority of the independent directors will determine who will assume the responsibility of chairing such sessions.

Policies Governing Director Nominations

Director Qualifications

      The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate qualities, skills and characteristics desired of Board members in the context of the current make-up of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	Directors must be of high ethical character and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics applicable to all directors, officers and employees;

•	Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	Directors must have the ability to exercise sound business judgment; and

•	Directors must have substantial business or professional experience and be able to offer advice and guidance to the Company’s management based on that experience.

      The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, such as:

•	An understanding of and experience in biotechnology and pharmaceutical industries;

•	An understanding of and experience in accounting oversight and governance, finance and marketing;

•	Leadership experience with public companies or other significant organizations;

•	International experience; and

•	Diversity of age, gender, culture and professional background.

      These factors and others are considered useful by the Board, and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

      Board members are expected to prepare for, attend, and participate in all Board meetings, meetings of Committees on which they serve and the Company’s Annual Meeting of Shareholders. In addition, Directors should stay abreast of the Company’s business and markets. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as an outstanding director. Board members should not hold more than six directorships (including such member’s seat on the Company’s Board of Directors), but, excluding for this purpose, not-for-profit organizations, trade organizations and related organizations or unless otherwise agreed to by the Nominating and Corporate Governance Committee. These other commitments will be considered by the Nominating and Corporate Governance Committee and the Board when reviewing Board candidates. Directors are expected to report changes in their primary business or professional association, including retirement, to the Chairperson of the Board and the Chairperson of the Nominating and Corporate Governance Committee.

     Process for Identifying and Evaluating Director Nominees

      The Board is responsible for selecting its own members. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board and management will be requested to take part in the process as appropriate.

      Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of the Board.

     Procedure for Recommendation of Director Nominees by Stockholders

      The Nominating and Corporate Governance Committee will consider director candidates who are recommended by shareholders of the Company. Shareholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director candidates, shall follow the following procedures:

      The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 90th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to shareholders in connection with the preceding year’s annual meeting.

      Such recommendation for nomination must be in writing and include the following:

•	Name and address of the shareholder making the recommendation, as they may appear on the Company’s books and records, and of such record holder’s beneficial owner;

•	Number of shares of capital stock of the Company that are owned beneficially and held of record by such shareholder and such beneficial owner;

•	Name and address of the individual recommended for consideration as a director nominee (a “Director Nominee”);

•	The principal occupation of the Director Nominee;

•	The total number of shares of capital stock of the Company that will be voted for the Director Nominee by the shareholder making the recommendation;

•	All other information relating to recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board and elected); and

•	A written statement from the shareholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director.

Nominations must be sent to the attention of the Secretary of the Company by one of the two methods listed below:

      By U.S. Mail (including courier or expedited delivery service):

           Alkermes, Inc.

88 Sidney Street
Cambridge, MA 02139
Attn: Secretary of Alkermes, Inc.

          By facsimile to:

(617) 621-7856

Attn: Secretary of Alkermes, Inc.

      The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board. Nominations not made in accordance with the foregoing policy shall be disregarded by the Nominating and Corporate Governance Committee and votes cast for such nominee shall not be counted.

Composition and Responsibilities of the Board of Directors

Size of the Board

      The Board size is currently set at nine members. The Board periodically reviews the appropriate size of the Board and, in accordance with the Company’s By-laws, this number may be adjusted from time to time.

Board Compensation

      It is the general policy of the Board that Board compensation should be a mix of cash and equity based compensation. Full-time employee directors will not be paid for Board membership in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the Company if the receipt of such fees would result in disqualifying the director as a “independent” director in accordance with the applicable provisions of the Exchange Act, the rules promulgated thereunder and the applicable rules of Nasdaq. To the extent practicable or required by applicable rule or regulation, Independent directors who are affiliated with the Company’s service providers or partners or collaborators will undertake to ensure that their compensation from such providers or partners or collaborators does not include amounts connected to payments by the Company.

Operation of Board of Directors

      The Company’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers of the Company, by reviewing materials provided to them, by visiting the Company’s offices and by participating in meetings of the Board and its committees and the Annual Meeting of Shareholders.

Scheduling and Selection of Agenda Items for Board Meetings

      In-person Board meetings are scheduled in advance at least four times a year. Furthermore, additional Board meetings may be called upon appropriate notice at any time to address specific needs of the Company. Each director may propose the inclusion of items on the agenda, request the presence of or a report by any member of the Company’s management, or at any Board meeting raise subjects that are not on the agenda for that meeting. The Board may also take action from time to time by unanimous written consent.

      Typically, the meetings of the Board are held at the Company’s headquarters in Cambridge, Massachusetts, but occasionally meetings may be held at other locations at the discretion of the Board.

      The annual cycle of agenda items for Board meetings is expected to change on a periodic basis to reflect, e.g., Board requests, changing business and legal issues and the work done by the Board Committees.

Board Committees

      The Company currently has three standing Committees: Audit, Compensation, and the Nominating and Corporate Governance Committees. There will, from time to time, be occasions on which the Board may form a new committee or disband a current committee depending upon the circumstances. The Audit, Compensation and Nominating and Corporate Governance Committees shall be composed entirely of independent directors.

      During fiscal year 2004 and until April 2004, the Board had four standing Committees: Audit, Compensation, Nominating and Compliance. During April 2004, the Board reconstituted the Nominating and Compliance Committees into the new Nominating and Corporate Governance Committee.

      Each Committee has a written charter, approved by the Board, which describes the Committee’s general authority and responsibilities. Each Committee will undertake an annual review of its charter, and will work with the Nominating and Corporate Governance Committee and the Board to make such revisions as are considered appropriate.

      Each Committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work.

      Each Committee will regularly report to the Board concerning the Committee’s activities.

Assignment and Term of Service of Committee Members

      The Board is responsible for the appointment of Committee members.

Frequency and Length of Committee Meetings and Committee Agenda

      The Committee Chairperson, in consultation with the Chairman of the Board and appropriate members of management, will determine the frequency and length of the Committee meetings and develop the Committee’s agenda. The agendas and meeting minutes of the Committees will be shared with the full Board, and other Board members are welcome to attend Committee meetings, except that non-independent directors are not permitted to attend the executive sessions of any Committee.

Policies Governing Security Holder Communications with the Board of Directors

      The Board provides to every security holder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for security holder communication (as that term is defined by the rules of the Securities and Exchange Commission) as follows:

For communications directed to the Board as a whole, security holders may send such communication to the attention of the Chairperson of the Board via one of the two methods listed below:

           By U.S. Mail (including courier or expedited delivery service):

                              Alkermes, Inc.

                              88 Sidney Street
                              Cambridge, MA 02139
                              Attn: Chairperson of the Board of Directors

           By facsimile at:

                              (617) 621-7856

                              Attn: Chairperson of the Board of Directors

For security holder communications directed to an individual director in his or her capacity as a member of the Board, security holders may send such communications to the attention of the individual director via one of the two methods listed below:

           By U.S. Mail (including courier or expedited delivery service):

                              Alkermes, Inc.

                              88 Sidney Street
                              Cambridge, MA 02139
                              Attn: [Name of Individual Director]

           By facsimile at:

                              (617) 621-7856

                              Attn: [Name of Individual Director]

      The Company will forward any such security holder communication to the Chairperson of the Board, as a representative of the Board, and/or to the director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each director and the Chairperson of the Board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Shareholders

      In April of 2004, the Board adopted a policy that all directors and all nominees for election as directors attend the Company’s Annual Meeting of Shareholders in person. Prior to that time, it was not the Board’s policy that directors and director nominees attend Annual Meetings of Shareholders and only one member of the Board attended the 2003 Annual Meeting of Shareholders.

Code of Ethics

      The Company has adopted a “code of ethics” as defined by the regulations promulgated under the Securities Act of 1933 amended, and the Exchange Act that applies to all of the Company’s directors and employees, including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company’s Code of Business Ethics also meets the requirements of a “code of conduct” as defined by the rules of Nasdaq and is applicable to all of the Company’s officers, directors and employees. A current copy of the Code of Business Conduct and Ethics is available on the Corporate Governance page of the Investor Relations section of the Company’s website, available at http://www.alkermes.com/investor     relations/index.html. A copy of the Code of Business

Conduct and Ethics may also be obtained, free of charge, from the Company upon request directed to: Alkermes, Inc., Attention: Investor Relations, 88 Sidney Street, Cambridge Massachusetts 02139.

      Members of the Board of Directors shall act at all times in accordance with the requirements of the Company’s Code of Business Conduct and Ethics, which shall be applicable to each director in connection with his or her activities relating to the Company. This obligation shall at all times include, without limitation, adherence to the Company’s policies with respect to conflicts of interest, confidentiality, protection of the Company’s assets, ethical conduct in business dealings and respect for and compliance with applicable law. Any waiver of the requirements of the Code of Business Conduct with respect to any individual director or any executive officer shall be reported to, and be subject to the approval of, the Board of Directors.

      For more corporate governance information, you are invited to access the Corporate Governance page of the Investor Relations section of the Company’s website, available at: http://www.alkermes.com/investor   relations/index.html.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The Board of Directors held eight meetings during the last fiscal year. Each of the Company’s directors attended at least 75% of the aggregate of all meetings held during the year of the Board of Directors’ and of all committees of which the director was a member. During fiscal year 2004, the Board had four standing committees: Audit, Compensation, Nominating and Compliance. In April 2004, the Board reconstituted the Nominating and Compliance Committees into the Nominating and Corporate Governance Committee. Currently, the standing committees of the Board are the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. John K. Clarke did not stand for re-election at the 2003 Annual Meeting of Shareholders.

      The Audit Committee consists of Floyd E. Bloom, Alexander Rich, Paul J. Mitchell (as of April 2003) and John K. Clarke (until September 2003). In compliance with the Sarbanes-Oxley Act of 2002, the entire Board determined, based on all available facts and circumstances, that Mr. Mitchell is an “audit committee financial expert” as defined by the Securities and Exchange Commission and is “independent” of management. The Audit Committee met seven times during the last fiscal year. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is attached to this proxy statement as Annex A and can be found on the Corporate Governance page of the Investor Relations section of the Company’s website, available at: http://www.alkermes.com/investor-relations/index.html. Each of the members of the Audit Committee is independent as such term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

      Under the terms of its current Charter, the Audit Committee is responsible for (1) appointing, compensating and retaining the Company’s independent public accountants, (2) overseeing the work performed by any independent public accountants, (3) assisting the Board of Directors in fulfilling its responsibilities by: (i) reviewing the financial reports provided by the Company to the Securities and Exchange Commission (“SEC”), the Company’s shareholders or to the general public (ii) reviewing the Company’s internal financial and accounting controls, and (iii) reviewing and approving all related party transactions, (4) recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations, and (5) establishing procedures designed to facilitate: (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The committee will engage advisors as necessary, distribute relevant funding provided by the Company, and serve as the Qualified Legal Compliance Committee (the “QLCC”) in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder.

      The Nominating and Corporate Governance Committee, consisting of Floyd E. Bloom, Alexander Rich, and Paul Schimmel, was formed in April 2004. The Nominating and Corporate Governance

Committee is, and prior to April 2004, the Nominating and Compliance Committees were, responsible for (1) identifying individuals qualified to become members of the Board and recommending that the Board select the director nominees for election, (2) periodically reviewing the Company’s Code of Business Conduct and Ethics applicable to all directors, officers and employees (a “Code of Business Conduct”), and (3) monitoring compliance with and periodically reviewing the Code of Business Conduct. Each of the members of the Nominating and Corporate Governance Committee is independent as such term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. During the last fiscal year, the Nominating Committee met two times and the Compliance Committee met one time.

      The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Corporate Governance page of the Investor Relations section of the Company’s website, available at http://www.alkermes.com/investor-relations/index.html.

      The Compensation Committee, consisting of Paul Schimmel, Paul J. Mitchell (as of September 2003), John K. Clarke (until September 2003), and Michael A. Wall (until April 2004), met two times during the last fiscal year and otherwise acted by unanimous written consent. Under the terms of its current Charter, the Compensation Committee is responsible for (1) discharging the Board’s responsibilities relating to the compensation of the Corporation’s executives, (2) administering the Company’s incentive compensation and equity plans, and (3) producing an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. Each of the members of the Compensation Committee is independent as such term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

      The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Corporate Governance page of the Investor Relations section of the Company’s website, available at: http://www.alkermes.com/investor-relations/index.html.

      The Compensation Sub-Committee, consisting of John K. Clarke (until September 2003), Paul Schimmel and Paul J. Mitchell (as of September 2003), was responsible for making grants and awards under the Company’s stock option and restricted stock award plans to “directors and officers” as defined under Section 16(a) of the Securities Exchange Act of 1934, as amended. The Compensation Sub-Committee met two times and otherwise acted by written consent. The Compensation Sub-Committee was disbanded as of April 2004. Beginning in April 2004, the Compensation Committee is now responsible for making grants and awards under the Company’s stock option and restricted stock award plans to “directors and officers” as defined under Section 16(a) of the Securities Exchange Act of 1934, as amended.

      The Limited Compensation Sub-Committee consisting of John K. Clarke (until September 2003) and Paul J. Mitchell (as of September 2003) acted by unanimous written consent. The Limited Compensation Sub-Committee has the authority to make individual grants of options under certain of the Company’s stock option plans to purchase no more than 5,000 shares of Common Stock to certain of the Company’s employees.

PROPOSAL 2

APPROVAL OF AMENDMENT TO 1999 STOCK OPTION PLAN

      The Company’s 1999 Stock Option Plan (the “1999 Plan”) authorizes the grant of options to officers, employees and directors of, and consultants to, the Company or any of its subsidiaries to purchase up to 14,400,000 shares of Common Stock. As of July 19, 2004, options to purchase 1,141,069 shares remained available for grant under the 1999 Plan. In July 2004, the Board of Directors amended the 1999 Plan, subject to shareholder approval, to increase the aggregate number of shares authorized for issuance upon exercise of options granted under the 1999 Plan to 16,900,000. This amendment was designed to enhance the flexibility of the Compensation Committee and the Limited Compensation Sub-Committee of the Board of Directors in granting stock options to the Company’s officers, employees, directors and consultants and to ensure that the Company can continue to grant stock options to such persons at levels determined to be appropriate by the Compensation Committee and the Limited Compensation Sub-Committee based on comparable company and other market data. The Company believes that stock options are a critical part of the compensation package offered to new, existing and key employees and is an important tool in the Company’s ability to attract and retain talented personnel. The resolution to be presented to the shareholders approving the proposed amendment to the 1999 Plan is attached as Appendix A to this Proxy Statement and is incorporated herein by reference.

      The affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote will be required to approve the proposed amendment to the 1999 Plan. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will not be counted as present for purposes of determining the presence of a quorum for purposes of this proposal and will not be voted. Accordingly, while abstentions will count towards establishing a quorum, neither abstentions nor broker non-votes will effect the outcome of the vote on this proposal.

      The Board of Directors recommends that you vote FOR the approval of the amendment to the 1999 Plan.

      The following table sets forth information regarding options which would have been granted to each of Alkermes’ Named Executive Officers, all current executive officers as a group, all current directors who are not executive officers as a group and all employees other than executive officers as a group, had the proposed amendment been in effect during the fiscal year ended March 31, 2004.

Number of
Name and Principal Position	Options Granted

Richard F. Pops	500,000
Chief Executive Officer
David A. Broecker	300,000
President and Chief Operating Officer
Kathryn L. Biberstein	75,000
Vice President, General Counsel and Secretary
James M. Frates	150,000
Vice President, Chief Financial Officer and Treasurer
Michael J. Landine	90,000
Vice President, Corporate Development
Executive Group (5 persons)	1,115,000
Non-Executive Director Group (7 persons)	196,000
Non-Executive Officer Employee Group (533 persons)	2,381,660

Principal Features of the 1999 Plan

      The purpose of the 1999 Plan is to enable the Company to offer to certain officers, employees and directors of, and consultants to, the Company or any of its subsidiaries options to acquire equity interests in the Company, thereby helping to attract, retain and reward such persons and strengthen the mutuality of interests between such persons and the Company’s shareholders.

Administration

      The 1999 Plan is administered by the Compensation Committee by delegation from the Board of Directors. The Compensation Committee has delegated to the Limited Compensation Sub-Committee the authority to make individual grants of options to purchase no more than 5,000 shares of Common Stock to employees who are not Reporting Persons. The total number of options to be granted in any year under the 1999 Plan to participants, the selection and number of participants to receive options, the type and number of options granted to each participant and the other terms and provisions of such options are wholly within the discretion of the Compensation Committee and the Limited Compensation Sub-Committee, subject to the limitations set forth in the 1999 Plan. Therefore, the benefits and amounts that will be received by participants under the 1999 Plan are not currently determinable.

Amendment and Repricings

      The 1999 Plan may not be amended without the approval of the Company’s shareholders if (a) such amendment would materially increase the benefits to participants under the 1999 Plan or (b) shareholder approval is necessary to comply with the Internal Revenue Code of 1986, as amended (the “Code”), Federal or state securities laws, the rules and regulations of any stock exchange or stock market on which the Common Stock is listed or traded or any other applicable rules or regulations. Additionally, no option previously granted under the plan may be “repriced,” except for an adjustment to the exercise prices as a result of a merger, reorganization, consolidation, recapitalization, dividend, stock split or other change in corporate structure affecting the Common Stock.

Eligible Participants

      The Company’s, and any of its subsidiaries’, officers, employees, directors and consultants are eligible to be granted options, although only non-incentive options may be granted to non-employee directors and consultants, under the 1999 Plan. The Company estimates that there are currently approximately 500 persons who are eligible to receive options under the 1999 Plan.

Number of Shares Subject to the 1999 Plan

      Up to 14,400,000 shares of Common Stock may be issued under the 1999 Plan. The proposed amendment, which has been recommended by the Compensation Committee and adopted by the Board of Directors, increases the number of shares that may be issued upon exercise of options which may be granted under the 1999 Plan to 16,900,000. Such options may either be “incentive stock options” as defined in Section 422 of the Code, or may be non-qualified stock options. The 1999 Plan will terminate on June 2, 2009 unless sooner terminated by the Board of Directors.

Stock Options

      Under the terms of the 1999 Plan, the option exercise price may not be less than 100% (or, with respect to incentive stock options, 110% if the optionee owns more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the underlying stock at the time the option is granted. Options granted under the 1999 Plan are generally nontransferable, and expire upon the earlier of an expiration date fixed by the Compensation Committee and set forth in each individual option award certificate, ten years (or with respect to incentive stock options, five years, if the optionee owns more than 10% of the total combined voting power of all classes of stock of the Company) from the date of grant, and either three months after the date the optionee ceases to be an officer, employee or director of, or consultant to, the Company or its subsidiaries or one year after the optionee dies or becomes disabled. Options which have expired or which have been canceled unexercised will be available for future grant under the 1999 Plan.

      Under the 1999 Plan, the price payable upon exercise of options may be paid in cash, by check payable to the Company, or in shares of stock of the Company duly owned by the participant or, in the case of non-incentive stock options, by reduction in the number of shares of Common Stock issuable upon such exercise, based, in each case, on the fair market value of the Common Stock on the date of exercise.

Options Outstanding, Exercisable and Available for Future Grant

      As of July 19, 2004, options to purchase 12,974,053 shares were outstanding under the 1999 Plan, of which 5,469,943 were exercisable. The exercise prices for the outstanding options ranged from $4.02 to $47.16 per share. On July 19, 2004, the average of the high and low sales prices of a share of Common Stock as reported on the Nasdaq National Market was $11.74. As of July 19, 2004, of all options outstanding under the 1999 Plan, options to purchase 3,728,516 shares had an exercise price of $11.74 or below, of which 1,122,626 were exercisable. As of July 19, 2004, options to purchase 1,141,069 shares (plus any options that expire unexercised or are cancelled in the future) were available for future grant, exclusive of the additional shares covered by the proposed amendment.

Federal Income Tax Consequences

      The Federal income tax discussion set forth below is intended for general information only and does not address the rates of taxation applicable to specific categories of taxpayers or classes of income or the tax consequences to persons who would be subject to liability under Section 16(b) of the Exchange Act with respect to a sale of the shares of Alkermes Common Stock acquired upon exercise of an option. State and local income tax consequences are not discussed and may vary from locality to locality.

      Under present Treasury regulations, a participant who is granted a non-qualified option will not realize taxable income at the time the option is granted. In general, a participant will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares, if any, on the date of exercise over the option exercise price, and the Company will generally be able to receive a deduction for a corresponding amount. In the case of a participant who is an employee, withholding and employment taxes will be imposed on the amount of ordinary income recognized. The participant’s basis in the shares so acquired will be equal to the option exercise price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, the participant will realize as capital gain or loss, long-term or short-term, depending upon the length of time the shares are held after the option is exercised, the difference between the amount realized upon such disposition and the participant’s basis in the shares.

      A participant is not taxed at the time an incentive option is granted. The tax consequences upon exercise and later disposition depend upon whether the participant was an employee of the Company or one of its subsidiaries at all times from the date of grant until three months preceding exercise (one year in the case of death or permanent and total disability) and on whether the participant holds the shares for more than one year after exercising the option and two years after the date of grant of the option.

      If the participant satisfies both the employment rule and the holding rule as described above, for regular tax purposes the participant will not realize income upon exercise of an incentive option and the Company will not be allowed an income tax deduction at any time. The difference between the option exercise price and the amount realized upon disposition of the shares by the participant will generally constitute a long-term capital gain or a long-term capital loss, as the case may be.

      If the participant meets the employment rule but disposes of the shares before satisfying the holding rule (a “disqualifying disposition”), the participant generally recognizes as ordinary income, in the year of the disqualifying disposition, any excess of the fair market value of the shares at the date of exercise over the option price. In the case of a sale of the underlying shares, any excess of the sales price over the fair market value at the date of exercise will be recognized by the participant as capital gain (long-term or short-term depending on the length of time the stock was held after the option was exercised). If, however, the sales price is less than the fair market value at the date of exercise, then the ordinary income recognized by the participant generally is limited to the excess of the sales price over the option price. In the case of any disqualifying disposition, the Company’s tax deduction is limited to the amount of ordinary income recognized by the participant.

      Currently, the exercise of incentive options is not subject to income, FICA or FUTA tax withholding. Proposed regulations issued by the Internal Revenue Service would subject incentive options to FICA or FUTA tax withholding at the time of exercise, but the effective date of these regulations has been postponed indefinitely. Any change to the current exemption from FICA and FUTA tax withholding will not take effect until January 1 of the year following the second anniversary of the publication of final regulations or other guidance. It is the current position of the IRS that no tax withholding is required in the event of a “disqualifying disposition”, but that employers are nevertheless generally required to report any income from a “disqualifying disposition” on Form W-2.

      Different consequences will apply to participants that are subject to the alternative minimum tax.

Equity Compensation Plan Information

	(a)		(c)
		(b)	Number of Securities
		Weighted	Remaining Available
	Number of	Average Exercise	for Future Issuance
	Securities to be	Price of	under Equity
	Issued upon Exercise	Outstanding	Compensation Plans
	of Outstanding	Options,	(Excluding Securities
	Options, Warrants,	Warrants, and	Reflected in Column
Plan Category	and Rights	Rights	(a))

Equity compensation plans approved by security holders	15,037,840	$15.61	1,626,069
Equity compensation plans not approved by security holders	860,381	$15.62	104,504
Total	15,898,221	$15.61	1,730,573

      The above share and share price information is as of July 19, 2004. The 1998 Equity Incentive Plan, which was adopted by Advanced Inhalation Research, Inc. prior to its acquisition by the Company is the only equity compensation plan not approved by the Company’s shareholders.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee has reviewed and discussed the Company’s audited financial statements with both the Company’s management and the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Company’s management has advised the Audit Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles.

      The Audit Committee has discussed with Deloitte & Touche LLP certain matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has also discussed with Deloitte & Touche LLP their independence from the Company and its management. The Audit Committee has received the written disclosures and letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence with Audit Committees, disclosing all relationships between Deloitte & Touche LLP and its related entities and the Company. In addition to the information provided by Deloitte & Touche LLP, the Audit Committee considered the level of non-audit services provided by Deloitte & Touche LLP in determining that they were independent.

      Based on the review and discussions described above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004 which was filed with the Securities and Exchange Commission.

Floyd E. Bloom
Paul J. Mitchell (member as of April 2003)
Alexander Rich

      For more information about our Audit Committee and its charter, you are invited to access the Corporate Governance page of the Investor Relations section of the Company’s website, available at: http://www.alkermes.com/investor   relations/index.html.

AUDIT FEES

      The Audit Committee has selected the firm of Deloitte & Touche LLP as Alkermes’ independent registered public accounting firm for fiscal 2005. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since its inception.

      Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Aggregate fees for fiscal 2004 and fiscal 2003

      This table shows the aggregate fees billed to the Company by Deloitte & Touche LLP for the fiscal years ended March 31, 2004 and 2003.

	2004		2003

Audit Fees	$309,506	(a)	$502,852	(a)
Audit Related Fees	8,400	(b)	7,000	(b)
Tax Fees	123,225	(c)	183,027	(c)

(a)	Audit Fees:

	2004	2003

Audit of annual financial statements and reviews of quarterly financial statements	$186,335	$163,485
Debt conversion, debt offerings and registration statements	118,640	212,500
Support for merger, including registration statements	—	97,877
Other accounting consultations	4,531	28,990

(b)	Audit Related Fees:

	2004	2003

Employee benefit plan audits	$8,400	$7,000

(c)	Tax Fees:

	2004	2003

Tax preparation and review	$58,177	$58,411
Tax consultations	65,048	120,456
Tax support for merger	—	4,160

(d)	All Other Fees:

There were no other fees paid to Deloitte & Touche LLP for the fiscal years ended March 31, 2004 and 2003.

Appointment of Independent Registered Public Accounting Firm and Pre-Approval of Audit and Non-Audit Services

      All of the Deloitte & Touche LLP fees for fiscal 2004 and fiscal 2003 shown above were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and is detailed as to the particular category of services and an estimated range of fees. The Company’s independent registered public accounting firm and senior management periodically report to the Audit Committee the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

      The following table sets forth a summary of the compensation paid by the Company during its last three fiscal years to its Chief Executive Officer, to each of the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ended March 31, 2004 (collectively, the “Named Executive Officers”).

				Long-Term Compensation
	Annual Compensation
				Securities	Restricted
	Fiscal			Underlying	Stock Awards		All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	($)(1)		Compensation ($)

Richard F. Pops	2004	505,311	250,000	500,000	0		6,000	(2)
Chief Executive Officer	2003	480,298	100,000	475,000	195,653	(3)	5,719	(2)
	2002	438,665	200,000	250,000	1,801,100	(4)	5,100	(2)

David A. Broecker	2004	345,739	160,000	300,000	0		111,828	(2)(6)
President and Chief	2003	328,625	50,000	350,000	117,396	(3)	112,335	(2)(7)
Operating Officer(5)	2002	286,346	100,000	150,000	257,300	(4)	126,174	(2)(8)

Kathryn L. Biberstein	2004	233,289	60,000	75,000	0		7,096
Vice President, General	2003	17,692	25,000	225,000	0		0
Counsel and Secretary(9)	2002	0	0	0	0		0	(2)(10)

James M. Frates	2004	304,782	125,000	150,000	0		6,000	(2)
Vice President, Chief	2003	289,696	37,500	100,000	78,264	(3)	5,708	(2)
Financial Officer and	2002	275,948	75,000	60,000	257,300	(4)	5,100	(2)
Treasurer

Michael J. Landine	2004	273,852	95,000	90,000	0		6,000
Vice President, Corporate	2003	258,413	27,500	100,000	93,917	(3)	5,620	(2)
Development	2002	244,564	55,000	50,000	128,650	(4)	5,100	(2)

(1)	At March 31, 2004, the number and value of the aggregate restricted stock holdings of the named executive officers are set forth below. The value was calculated based on the closing price of Common Stock on the Nasdaq National Market on March 31, 2004, which was $15.99. Holders of restricted shares are not entitled to receive dividends declared on such shares.

Name	Number of Shares Held	Value($)

Richard F. Pops	62,174	994,162
David A. Broecker	8,153	130,358
Kathryn L. Biberstein	0	0
James M. Frates	10,870	173,811
Michael J. Landine	15,544	248,549

(2)	Includes 401(k) match.

(3)	Restricted Stock Award of Common Stock. The closing price of Common Stock on the Nasdaq National Market on December 12, 2002, the date of the award, was $7.20. The award vests in equal installments annually over two years and one half of the award is vested.

(4)	Restricted Stock Award of Common Stock. The closing price of Common Stock on the Nasdaq National Market on November 15, 2001, the date of the award, was $25.73. The award vested in equal installments annually over two years and is vested.

(5)	Mr. Broecker became Chief Operating Officer of Alkermes in February 2001 (and received a sign-on bonus and reimbursement for related taxes at that time) and President on January 1, 2002.

(6)	Includes $105,828 as a result of Alkermes’ forgiveness of one-fifth of a loan made on June 13, 2001, pursuant to the employment letter to Mr. Broecker and related taxes.

(7)	Includes $106,719 as a result of Alkermes’ forgiveness of one-fifth of a loan made on June 13, 2001, pursuant to the employment letter to Mr. Broecker and related taxes.

(8)	Includes $121,618 for reimbursement of moving expenses and related taxes.

(9)	Ms. Biberstein became Vice President and General Counsel of Alkermes in February 2003 and received a sign-on bonus at that time.

(10)	Includes a payment of $1,096 to Ms. Biberstein for opting out of Alkermes’ health insurance plan.

Option Grants in Last Fiscal Year

      The following table sets forth information concerning stock options granted during the fiscal year ended March 31, 2004 to each of the Named Executive Officers.

	Individual Grants
					Potential Realizable Value
	Number of	Percent of Total			at Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term
	Options	Employees in	Base Price	Expiration
Name	Granted (#)(1)	Fiscal Year (%)	($/Share)	Date	5% ($)	10% ($)

Richard F. Pops	166,250	4.50	9.97	4/25/13	1,042,401	2,641,648
	149,625	4.05	14.57	10/17/13	1,371,013	3,474,416
	184,125	4.99	12.16	12/10/13	1,408,070	3,568,326

David A. Broecker	122,500	3.32	9.97	4/25/13	768,085	1,946,478
	110,250	2.99	14.57	10/17/13	1,010,220	2,560,096
	67,250	1.82	12.16	12/10/13	514,285	1,303,299

Kathryn L. Biberstein	10,500	*	9.97	4/25/13	65,836	166,841
	25,000	*	14.57	10/17/13	229,075	580,521
	39,500	1.07	12.16	12/10/13	302,071	765,506

James M. Frates	35,000	*	9.97	4/25/13	219,453	556,136
	31,500	*	14.57	10/17/13	288,634	731,456
	83,500	2.26	12.16	12/10/13	638,554	1,618,222

Michael J. Landine	35,000	*	9.97	4/25/13	219,453	556,136
	31,500	*	14.57	10/17/13	288,634	731,456
	23,500	*	12.16	12/10/13	179,713	455,428

(1)	Each option granted vests ratably over a four year period.

*	Represents less than one percent (1%)

Aggregated Option/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Values

      The following table sets forth the number of shares acquired upon exercise of options exercised by the Named Executive Officers during the fiscal year ended March 31, 2004, the value realized upon exercise of such options, the number of shares issuable on exercise of options held by such persons at the end of the last fiscal year and the value of such unexercised options as of such date.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options/SARs at		In-the-Money Options/SARs
	Shares		FY-End (#)		at FY-End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard F. Pops	0	0	1,493,604	1,106,250	4,885,832	5,235,741
David A. Broecker	0	0	462,500	737,500	803,688	3,562,635
Kathryn L. Biberstein	0	0	56,250	243,750	466,875	1,650,620
James M. Frates	0	0	369,583	280,000	1,284,014	1,280,760
Michael J. Landine	0	0	243,000	207,500	718,963	1,041,248

(1)	Value is measured by the difference between the closing price of Common Stock on the Nasdaq National Market on March 31, 2004, $15.99, and the exercise price of the options.

Employment Contracts and Termination of Employment and Change-in-Control Agreements

      Under agreements between the Company and Messrs. Pops, Broecker and Frates and Ms. Biberstein in the event their employment with the Company is terminated for any reason other than as a result of their taking certain actions against, or that have a significant deleterious effect on, the Company, Mr. Pops shall be entitled to receive a payment equal to two-thirds of his then-current annual base salary. Messrs. Broecker and Frates and Ms. Biberstein shall each be entitled to receive payments at the monthly rate of his or her then current annual base salary for up to nine months or until he or she finds other employment, whichever occurs first. Under an agreement between the Company and Mr. Landine, in the event his employment with the Company is terminated for any reason other than as a result of his taking certain actions against, or that have a significant deleterious effect on, the Company, Mr. Landine shall be entitled to receive a payment equal to his then-current base salary for a period of six months.

      Mr. Pops has been granted LSARs in connection with a portion of the stock options previously granted to him. Each LSAR provides that after the occurrence of one of several triggering events, including a reorganization or merger of the Company, a sale of the assets of the Company or the acquisition by a person or group of more than 51% of the common stock, Mr. Pops will receive an amount in cash equal to the amount by which the fair market value per share of Common Stock issuable upon exercise of the option on the date such a triggering event occurs exceeds the exercise price per share of the option to which the LSAR relates. A triggering event shall be deemed to have occurred only when the fair market value of the shares subject to the underlying option exceeds the exercise price of such option. When a triggering event occurs, the related option will cease to be exercisable.

      The Company has entered into change-in-control agreements with each of Messrs. Pops, Broecker, Frates and Landine and Ms. Biberstein. Under the terms of these agreements, each of the aforementioned executives are entitled to receive certain compensation and benefits in the event of a “change-in-control” of the Company, which, in summary, is defined as: the acquisition by a person, entity or group (with certain exceptions) of beneficial ownership of 50% or more of the Common Stock; a change in a majority of the incumbent directors on the Board of Directors; a reorganization, merger or consolidation of the Company; or a liquidation, dissolution or sale of all or substantially all of the assets of the Company.

      In the event of a change-in-control, each of Messrs. Pops, Broecker, Frates and Landine and Ms. Biberstein will be entitled to continue their employment with the Company for a period of two years following the change-in-control at a monthly base salary at least equal to the highest monthly base salary paid to him or her by the Company in the twelve-month period immediately preceding the change-in-

control, an annual cash bonus at least equal to the annual bonus paid to him or her for the last calendar year prior to the change-in-control and continued participation in the Company’s welfare and benefit plans.

      In the event the Company terminates any of these executives without cause during such two-year period or if any of these executives terminates his or her employment for “good reason” (e.g., material diminution in the executive’s responsibilities, assignment to the executive of responsibilities not consistent with his or her position or transfer of the executive to a location more than 40 miles from his or her then current place of employment) each is entitled to receive a prorated bonus (based upon the prior year’s annual bonus) for the year in which the date of termination occurs. Additionally, each of Messrs. Broecker, Frates and Landine and Ms. Biberstein will receive a lump sum payment equal to the executive’s base salary plus his or her annual bonus for the last calendar year before the date of termination and continued participation in the Alkermes’ welfare and benefit plans (or reimbursement therefor) for one year following the date of termination; Mr. Pops will receive a lump sum payment equal to two times his base salary plus his annual bonus for the last calendar year before the date of termination and continued participation in the Alkermes’ welfare and benefit plans (or reimbursement therefor) for two years following the date of termination. Each executive is also entitled to a “gross-up payment” equal to the excise tax imposed upon the severance payments under the change-in-control agreement in the event any payment or benefit to the executive, whether pursuant to the change-in-control agreement or otherwise, is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code.

Compensation of Directors

      Each year on or about the date of the Company’s annual meeting of shareholders, each non-employee director, currently consisting of Floyd E. Bloom, Gerri Henwood, Paul J. Mitchell, Alexander Rich, Paul Schimmel and Mark B. Skaletsky as well as Michael A. Wall and Robert A. Breyer, part-time employees of the Company, receive an annual retainer fee of $15,000 paid quarterly, in advance, and an option to purchase 20,000 shares of Common Stock. Effective as of the 2004 Annual Meeting of Shareholders, the annual retainer fee will be increased to $30,000.

      Also, each non-employee and part-time employee director receives an attendance fee of $1,500 per Board of Directors’ meeting and $750 for each telephonic Board of Directors’ meeting and an attendance fee of $500 for each committee meeting, if such meeting is held on a date other than a date on which a Board of Directors’ meeting is held and $250 for each telephonic committee meeting. Such payments are made on a quarterly basis.

      Each non-employee and part-time employee director also receives, on a periodic basis, reimbursement for all reasonable travel expenses incurred in connection with Board of Directors’ meetings and meetings of committees of the Board of Directors.

      The 20,000 share option is granted automatically under the Alkermes Stock Option Plan for Non-Employee Directors each year on the date of the Company’s annual meeting of shareholders for non-employee directors. For part-time employee directors, the Company grants an option for 20,000 shares, under the 1999 Stock Option Plan, each year on or about the date of the Company’s annual meeting of shareholders. All of such options are exercisable at the fair market value of the Common Stock on the date such options are granted and vest in full six (6) months following their grant. Non-employee and part-time employee directors do not receive any options to purchase shares of Common Stock except for the yearly grant of options to purchase 20,000 shares of the Company’s Common Stock and a one-time grant of an option to purchase 20,000 shares of the Company’s Common Stock upon joining the Board of Directors. The initial grant of options are made to non-employee directors under the Alkermes Stock Option Plan for Non-Employee Directors and are made to part-time employee directors under the 1999 Stock Option Plan. During the fiscal year ended March 31, 2004, Alkermes paid consulting fees to Mr. Wall aggregating $66,667. Mr. Wall’s consulting agreement terminated and he became a part-time employee of the Company effective January 1, 2004. As an employee, he will receive compensation of $85,000 annually from the Company for the work that he performs for the Company outside of his capacity as a director. During the fiscal year ended March 31, 2004, Alkermes paid to Mr. Wall a salary of $12,222, for total compensation of $78,889 during the fiscal year ended March 31, 2004. Alkermes believes that the terms of this recently terminated consulting arrangement and his part-time employee status are no less favorable to Alkermes than those they could have received from an independent third party. Since Mr. Breyer’s retirement as President, he has received compensation of $13,000 per year as a part-time employee of the Company. Upon his initial election to the Board of Directors in June 2004, Mr. Skaletsky received $3,750 as the pro-rated portion of the cash compensation for non-employee director outlined above and was granted options to purchase 24,000 shares of Common Stock, consisting of an initial grant of an option to purchase 20,000 shares of Common Stock and an option to purchase 4,000 shares of Common Stock, such amount being a pro-rated portion of the annual grant for non-employee directors outlined above.

Compensation Committee Interlocks and Insider Participation

      During the last fiscal year, the Compensation Committee consisted of John K. Clark (until September 2003), Michael A. Wall (until April 2004), Paul Schimmel and Paul J. Mitchell (as of September 2003). The Compensation Sub-Committee consisted of John K. Clarke (until September 2003), Paul Schimmel, and Paul J. Mitchell (as of September 2003). The Limited Compensation Sub-Committee, prior to its disbanding in April 2004, consisted of John K. Clarke (until September 2003) and Paul J. Mitchell (as of September 2003). During the prior fiscal year, through December 31, 2003, Mr. Wall was a consultant to the Company. As of January 1, 2004, Mr. Wall is a part-time employee of the Company.

      Except as disclosed above, during the last fiscal year, no executive officer of the Company served as (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee (the “Committee”) was responsible for reviewing and establishing the cash compensation of the Company’s executive officers. The Compensation Sub-Committee (the “Sub-Committee”) was responsible, until April 2004, for reviewing and establishing compensation in the form of stock options and restricted common stock awards to the Company’s executive officers, at which point the Sub-Committee was disbanded and the Committee took over this responsibility.

Executive Compensation Policies

      The Company’s executive compensation program is designed to attract, retain and motivate experienced and well-qualified executive officers who will promote the Company’s research and product development and commercialization efforts. In establishing executive compensation levels, the Committee is guided by a number of considerations. Because the Company is still in the process of developing its portfolio of product candidates, and because of the volatile nature of biotechnology stocks, the Committee believes that traditional performance criteria, such as revenue growth, net income, profit margins and share price are inappropriate for evaluating and rewarding the efforts of the Company’s executive officers. Rather, the Committee bases executive compensation on the achievement of certain product development, corporate partnering, financial, strategic planning and other goals of the Company and the executive officers. In establishing compensation levels, the Committee also evaluates each officer’s individual performance using certain subjective criteria, including an evaluation of each officer’s initiative, contribution to overall corporate performance and managerial ability. No specific numerical weight is given to any of the above-noted subjective or objective performance criteria. In making its evaluations, the Committee consults on an informal basis with other members of the Board of Directors and, with respect to officers other than the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer.

      Another consideration which affects the Committee’s decisions regarding executive compensation is the high demand for well-qualified personnel. Given such demand, the Committee strives to maintain compensation levels which are competitive with the compensation of other executives in the industry. To that end, the Committee reviews data obtained from a generally available outside survey of compensation and benefits in the biotechnology industry, an internally prepared survey based on peer biotechnology companies’ proxy statements and personal knowledge regarding executive compensation at comparable companies.

      A third factor which affects compensation levels is the Committee’s belief that stock ownership by management is beneficial in aligning management’s and shareholders’ interests in the enhancement of shareholder value. In accordance with such belief, the Sub-Committee seeks to provide a significant portion of executive compensation in the form of stock options. The Sub-Committee has not, however, targeted a range or specific number of options for each executive position. Rather, it makes its decisions based on the above-mentioned surveys and the general experience of the Sub-Committee members.

Compensation Mix

      The Company’s executive compensation packages generally include three components: base salary; a discretionary annual cash bonus; and stock options and restricted common stock awards. The Committee generally reviews and establishes the base salary and bonus of each executive officer as of the end of each calendar year.

Base Salary

      The Committee seeks to establish base salaries which are competitive for each position and level of responsibility with those of executive officers at various other biotechnology companies of comparable size and stage of development.

Discretionary Cash Bonus

      The Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executive officers. Bonuses for executive officers are not guaranteed, but are awarded from time to time, generally annually, only in the discretion of the Committee; cash bonuses are used to bring annual cash compensation into a competitive range with comparable positions at comparable companies. Criteria for bonuses for executive officers range from success in attracting capital to success in conducting clinical trials, entering into new and expanded collaborations and establishing and expanding the Company’s manufacturing capabilities.

Stock Options and Restricted Common Stock Awards

      Grants of stock options and awards of restricted common stock under the Company’s equity compensation plans are designed to promote the identity of the long-term interests between the Company’s executives and its shareholders and to assist in the retention of executives. Since stock options granted by the Company generally become exercisable over a four-year period and forfeiture provisions with respect to restricted common stock awards lapse over a two-year period, their ultimate value is dependent upon the long-term appreciation of the Company’s stock price and the executive’s continued employment with the Company. In addition, grants of stock options and awards of restricted common stock may result in an increase in executive officers’ equity interests in the Company, thereby providing such persons with the opportunity to share in the future value they are responsible for creating.

      When granting stock options and awarding restricted common stock, the Sub-Committee considers the relative performance and contributions of each officer compared to that of other officers within the Company with similar levels of responsibility. The number of options and awards granted to each executive officer is generally determined by the Sub-Committee on the basis of data obtained from a generally available outside survey of stock option grants and restricted common stock awards in the biotechnology industry, an internally prepared survey of peer biotechnology companies’ proxy statements and personal knowledge of the Sub-Committee members regarding executive stock options and restricted common stock awards at comparable companies.

      Section 162(m) of the Code limits the deductibility of annual compensation over $1 million to the Chief Executive Officer and the other Named Executive Officers unless certain conditions are met. The Company has considered this limitation with regard to compensation, but has not yet determined what measures, if any, it should take to comply with Section 162(m).

Compensation of the Chief Executive Officer

      In establishing Mr. Pops’ compensation package, the Committee seeks to maintain a level of total current compensation that is competitive with that of chief executives of other companies in the biotechnology industry at comparable stages of development. In addition, in order to align Mr. Pops’ interests with the long-term interests of the Company’s shareholders, the Committee and the Sub-Committee attempt to make a significant portion of the value of his total compensation dependent on the long-term appreciation of the Company’s stock price.

      At the Company’s current stage of development, the Committee believes that Mr. Pops’ performance as Chief Executive Officer of the Company must be evaluated using mainly subjective criteria, including the Committee’s evaluation of the Company’s progress in attracting and retaining senior management, identifying new product candidates, identifying and securing corporate collaborators for the development of product candidates, identifying and acquiring new proprietary product development and technology opportunities, identifying and acquiring companies with interesting technology and product candidates, advancing the Company’s existing product candidates through the complex drug development and regulatory approval process, preparing for and executing on commercialization activities and raising the necessary capital to fund its research and development efforts and manufacturing capabilities.

      In evaluating and establishing Mr. Pops’ current compensation package, the Committee considered the following accomplishments of the Company during calendar 2003:

      In February 2003, Alkermes announced the approval of Risperdal® ConstaTM in Spain and in October 2003 in France, continuing to increase the number of countries in which this product was marketed by Janssen-Cilag (“Janssen”), a division of Johnson & Johnson. In February, Alkermes added Kathryn L. Biberstein, an experienced industry executive, as Vice-President and General Counsel.

      In March 2003, Amylin Pharmaceutical, Inc. (“Amylin”), Eli Lilly and Company (“Lilly”) and Alkermes announced preliminary Phase 2 results and submission of IND for exenatide LAR (sustained release) Program in Type 2 diabetes. The results from this study verified that sustained levels of exenatide are possible and supported the continuation of the Phase 2 program. Based on these data and previous clinical results, an Investigational New Drug application (IND) was submitted to the FDA to support an independent development program for exenatide LAR.

      In March 2003, Alkermes completed enrollment in its Phase III clinical trial of Vivitrex® for the treatment of alcohol dependence. The results from this important trial, which were announced in December, would be one of the highlights of the year in the Company’s product commercialization programs.

      In April 2003, Alkermes added Gerri Henwood, Ph.D., CEO and co-founder of Auxilium A2, Inc., and Paul J. Mitchell, Chief Financial Officer and Treasurer of Kenet, to the Company’s Board of Directors. Mr. Mitchell serves on the audit committee as a “audit committee financial expert” as defined under the Sarbanes Oxley Act of 2002.

      In April 2003, Alkermes announced additional data and analyses submitted to FDA for Risperdal Consta. The Company’s partner, Janssen, submitted additional data and analyses to the U.S. Food and Drug Administration (FDA) to fulfill a complete response to the “non-approvable” letter issued by the FDA regarding the New Drug Application (NDA) for Risperdal Consta long-acting injection. The specific data and analyses provided were generated following discussions with the FDA. In October 2003, having reviewed these and other data and analyses, the FDA approved Risperdal Consta for treating schizophrenia, a major milestone for the Company.

      In August 2003, Alkermes raised $100 million through the sale of convertible subordinated notes. In September 2003, an additional $25 million was raised through the exercise of the purchaser’s overallotment option on these convertible subordinated notes due 2023 in a private placement. The convertible subordinated notes, which are due in 2023, are convertible into shares of Alkermes’ common stock at a conversion price of $13.85 per share. These notes bear interest at 2.5% per year and are subordinated to existing and future senior indebtedness of Alkermes.

      In October 2003, the FDA approved Risperdal Consta for treating schizophrenia, and, in early December 2003, Alkermes announced the launch of Risperdal Consta in the United States by its partner, Janssen. The drug is manufactured by Alkermes and marketed in the United States by Janssen. By December 2003, Risperdal Consta had been approved in more than 45 countries around the world.

      In December 2003, Alkermes announced preliminary results from its Phase III clinical trial of Vivitrex (naltrexone for injectable suspension) showing a statistically significant reduction in heavy drinking in alcohol dependent patients

      During the year, the Company also advanced the development of its product candidates (proprietary and partnered) and initiated feasibility programs with partners and on internal programs that were not disclosed publicly.

      Given the significant role played by Mr. Pops in each of the above-noted accomplishments, the Committee increased Mr. Pops’ annual base salary effective January 1, 2004 from $498,750 to $528,675 and granted Mr. Pops a cash bonus of $250,000. As additional recognition of Mr. Pops’ efforts in calendar 2003, and in furtherance of the Sub-Committee’s belief that a significant portion of Mr. Pops’ total compensation should be dependent on the long-term appreciation of the Company’s stock price, in April, October and December 2003, the Sub-Committee granted Mr. Pops options to purchase 166,250, 149,625 and 184,125 shares, respectively, of Common Stock. The Committee and Sub-Committee believe that each of these actions was particularly appropriate given Mr. Pops’ performance during calendar 2003 and in order to maintain his compensation at a competitive level compared to that of the chief executive officers of other similarly sized and positioned biotechnology companies.

Compensation Committee

Paul Schimmel
Paul J. Mitchell (member as of September 2003)
Michael A. Wall (member until April 2004)

Compensation Sub-Committee

Paul Schimmel
Paul J. Mitchell (member as of September 2003)

PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock for the last five fiscal years, with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Pharmaceutical Index, which includes biotechnology companies. The comparison assumes $100 was invested on March 31, 1999, in the Common Stock and in each of the foregoing indices and further assumes reinvestment of any dividends. The Company did not declare or pay any dividends on its Common Stock during the comparison period.

[PERFORMANCE GRAPH]

		Nasdaq Stock Market	Nasdaq Pharmaceutical
	Alkermes, Inc.	(U.S.) Index	Index

1999	100.00	100.00	100.00
2000	339.00	186.00	211.00
2001	161.00	74.00	159.00
2002	191.00	75.00	164.00
2003	67.00	55.00	128.00
2004	117.00	81.00	181.00

OWNERSHIP OF THE COMPANY’S COMMON STOCK

      On July 19, 2004, the Company had 89,671,608 shares of common stock issued and outstanding. This table shows certain information about the beneficial ownership of Alkermes’ common stock, as of that date, by:

•	each of the Company’s current directors;

•	the Company’s Chief Executive Officer;

•	each of the Company’s four other most highly compensated executive officers named in the Summary Compensation Table; and

•	all of the Company’s current directors and executive officers as a group.

      According to SEC rules, the Company has included in the column “Number of Issued Shares” all shares over which the person has sole or shared voting or investment power, and the Company has included in the column “Number of Shares Issuable” all shares that the person has the right to acquire within 60 days after July 19, 2004 through the exercise of any stock option or other right. All shares that a person has a right to acquire within 60 days of July 19, 2004 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person.

      Unless otherwise indicated, each person has the sole power (except to the extent authority is shared by spouses under applicable law) to invest and vote the shares listed opposite the person’s name. The Company’s inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table.

Ownership by Directors and Executive Officers

	Number of	Number of Shares
	Issued Shares	Issuable(1)	Total	Percent

Floyd E. Bloom(2)	210,375	115,000	325,375	*
Robert A. Breyer	104,782	444,243	549,025	*
Gerri Henwood	0	58,000	58,000	*
Paul J. Mitchell	8,000	48,000	56,000	*
Richard F. Pops	309,809	1,501,417	1,811,226	1.99
Alexander Rich	348,400	115,000	463,400	*
Paul Schimmel	362,600	115,000	477,600	*
Mark B. Skaletsky	0	0	0	*
Michael A. Wall	731,450	115,000	864,450	*
David A. Broecker	18,153	511,875	530,028	*
Kathryn L. Biberstein	0	58,875	58,875	*
James M. Frates	37,678	385,833	423,511	*
Michael J. Landine	106,300	258,000	364,300	*
All directors and executive officers as a group (13 persons)	2,237,547	3,726,243	5,963,790	6.39

*	Represents less than one percent (1%) of the outstanding shares of common stock.

(1)	Shares that can be acquired through stock option exercisable by September 17, 2004, which is 60 days from the Record Date.

(2)	Includes 210,375 shares of common stock held by The Corey Bloom Family Trust, of which Dr. Bloom is a Trustee.

Ownership By Principal Stockholders

      This table shows certain information, based on filings with the Securities and Exchange Commission, about the beneficial ownership of our common stock as of the date indicated below by each person known to us owning beneficially more than 5% of our common stock.

	Number of Shares	Percent

FMR Corporation(1)	13,412,011	14.99%
82 Devonshire Street
Boston, MA 02109
Citigroup Inc.(2)	11,530,507	12.9%
399 Park Avenue
New York, NY 10043
T. Rowe Price Associates, Inc.(3)	8,624,340	9.6%
100 E. Pratt Street
Baltimore, MD 21202

(1)	Based solely on a Schedule 13G/ A dated February 16, 2004, FMR Corp., Edward C. Johnson 3d and Abigale P. Johnson (collectively, “Fidelity”) have sole voting power over 802,100 shares of common stock of Alkermes and sole dispositive power over 13,412,011 shares of common stock of Alkermes. Due to the dispositive power over the shares of Alkermes common stock, Fidelity may be deemed to beneficially own such shares, which are held of record by the Fidelity Funds. The percentage of class beneficially owned is as reported in such 13G/ A and is as of December 31, 2003.

(2)	Based solely on a Schedule 13G/ A dated January 30, 2004, Citigroup Inc. (“Citigroup”) shares voting and dispositive power over 11,530,507 shares of Alkermes common stock with the entities listed below. The following entities share voting and dispositive power with Citigroup over the number of shares of Alkermes common stock listed below:

•	Citigroup Global Markets Inc. (“Global”) 8,810,626 shares;

•	Citigroup Financial Products Inc. (“Financial”) 8,810,626 shares; and

•	Citigroup Global Markets Holdings Inc. (“Holdings” and together with Citigroup, Global, Financial and, collectively “Citigroup Inc.”) 10,634,712 shares.

Due to the voting and dispositive power over the shares of common stock of Alkermes, Citigroup, Inc. may be deemed to beneficially own such shares. The percentage of class beneficially owned is as reported in such 13G/ A and is as of December 31, 2003.

(3)	Based solely on a Schedule 13G/ A dated February 13, 2004, T. Rowe Price Associates, Inc. (“T. Rowe”) have sole voting power over 2,392,370 shares of the common stock of Alkermes and sole dispositive power over 8,624,340 shares of common stock of Alkermes. Due to the dispositive power over the shares of common stock of Alkermes, T. Rowe may be deemed to beneficially own such shares, which are held of record by the institutional clients and/or the T. Rowe Price Funds. The percentage of class beneficially owned is as reported in such 13G/ A and is as of December 31, 2003.

CERTAIN TRANSACTIONS

Stock Options

      During the last fiscal year, executive officers and non-employee directors were granted options to purchase shares of Common Stock pursuant to Alkermes’ 1999 Stock Option Plan, 1998 Equity Incentive Plan and Stock Option Plan for Non-Employee Directors.

Executive Officer Loans

      In the calendar year 2001, Alkermes made two loans to David A. Broecker in connection with his employment as its new Chief Operating Officer. The first loan, made in February 2001 in the principal amount of $300,000, was amended to extend its maturity date to May 31, 2003 or, if earlier, upon termination of Mr. Broecker’s employment. The first loan did not bear interest and was paid in full in May 2003. The second loan, made in June 2001 in the principal amount of $300,000, bears interest at the prime rate. Twenty percent of the principal of and accrued interest on the second loan will be forgiven annually on Mr. Broecker’s employment anniversary, or in full upon a change-in-control of Alkermes, so long as he continues to be employed by Alkermes. Any balance of the second loan remaining upon the termination of Mr. Broecker’s employment must be paid in full.

OTHER BUSINESS

      The Board of Directors does not intend to present to the Meeting any business other than the election of directors and to approve an amendment to the 1999 Stock Option Plan. If any other matter is presented to the Meeting which under applicable proxy regulations need not be included in this Proxy Statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      Deloitte & Touche LLP, independent registered public accounting firm, audited the consolidated financial statements of the Company for the fiscal year ended March 31, 2004. Representatives of Deloitte & Touche LLP are expected to attend the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2005.

DEADLINE FOR SHAREHOLDER PROPOSALS

      The Company must receive any proposal which a shareholder wishes to submit at the 2005 annual meeting of shareholders before March 20, 2005 if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting. If any shareholder wishes to present a proposal to the 2005 Annual Meeting of Shareholders that is not included in the Company’s proxy statement for that meeting and fails to submit such proposal to the Secretary of the Company on or before March 20, 2005, then the persons named in the proxy will be allowed to use their discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in the Company’s proxy statement. In addition, in accordance with the Company’s bylaws, any nominee for election as a director of the Company at the 2005 Annual Meeting of Shareholders must be submitted in writing to the Company on or before April 24, 2005, which is ninety (90) days prior to the first anniversary of the date of this year’s proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock.

      Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company for the fiscal year ended

March 31, 2004, all Section 16(a) filing requirements applicable to its executive officers, directors, officers and greater than ten percent shareholders were complied with.

EXPENSES AND SOLICITATION

      The cost of solicitation will be borne by Alkermes, and in addition to directly soliciting shareholders by mail, Alkermes may request banks and brokers to solicit their customers who have stock of Alkermes registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of Alkermes may also be made of some shareholders in person or by mail or telephone following the original solicitation. In addition, Alkermes has retained the services of The Altman Group to solicit proxies, at an estimated cost of $5,500 plus such firm’s expenses.

HOUSEHOLDING

      Our Annual Report, including audited financial statements for the fiscal year ended March 31, 2004, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, ADP Investor Communication Services has undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if ADP has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, Alkermes will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any shareholder who sends a written request to Alkermes, Inc., 88 Sidney Street, Cambridge, MA, 02139, Attention: Secretary.

APPENDIX A

1999 STOCK OPTION PLAN

      RESOLVED, that the first sentence of Section 4.1 of the 1999 Stock Option Plan be, and hereby is, amended to read in full as follows:

“The maximum aggregate number of shares of Common Stock that may be issued under the Plan is Sixteen Million, Nine Hundred Thousand (16,900,000) (subject to increase or decrease pursuant to Section 4.2), which may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock reacquired by the Company.”

ANNEX A

Audit Committee Charter

A.	Purpose and Scope

      The primary function of the Audit Committee (the “Committee”) of the Board of Directors of Alkermes, Inc. (the “Company”) is to exercise the responsibilities and duties set forth below, including but not limited to: (a) appointing, compensating and retaining the Company’s independent public accountants, (b) overseeing the work performed by any independent public accountants, (c) assisting the Board of Directors in fulfilling its responsibilities by: (i) reviewing the financial reports provided by the Company to the Securities and Exchange Commission (“SEC”), the Company’s shareholders or to the general public (ii) reviewing the Company’s internal financial and accounting controls, and (iii) reviewing and approving all related party transactions, (d) recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations, and (e) establishing procedures designed to facilitate: (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The committee will engage advisors as necessary, distribute relevant funding provided by the Company, and serve as the Qualified Legal Compliance Committee (the “QLCC”) in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder. The Company shall make this Charter available on its website at www.Alkermes.com.

B.	Composition

      The Committee shall be comprised of a minimum of three directors as appointed by the Board of Directors, who shall meet the independence, audit committee composition and QLCC composition requirements promulgated by the SEC, the National Association of Securities Dealers, any exchange upon which securities of the Company are traded, or any governmental or regulatory body exercising authority over the Company (each a “Regulatory Body” and collectively, the “Regulatory Bodies”), as in effect from time to time, and each member of the Committee shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee.

      All members of the Committee shall be able to read and understand fundamental financial statements, including a balance sheet, cash flow statement and income statement. At least one member of the Committee shall have had past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board of Directors will appoint at least one member of the Committee to serve as an “audit committee financial expert” as defined by the SEC.

      The members of the Committee shall be elected by the Board of Directors at the meeting of the Board of Directors following each annual meeting of shareholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership. The Chair of the Audit Committee shall be responsible for the leadership of the Audit Committee, including presiding over meetings, making Committee assignments and reporting to the Board of Directors, as appropriate.

      To the extent permitted by the Regulatory Bodies, the Board of Directors may appoint one member (other than the Chairman of the Committee) who does not meet the independence requirements set forth above and who is not a current officer or employee of the Company or an immediate family member of an officer or employee if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required in the best interests of the Company and it’s shareholders and the member meets all other requirements. The Board of Directors shall disclose in the next proxy statement after such determination the nature of the relationship and the reasons for the determination. A member appointed in this capacity may not serve longer than two years.

C.	Responsibilities and Duties

      To fulfill its responsibilities and duties the Committee shall:

Document Review

      1. Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually (and update this Charter if and when appropriate).

      2. Review with representatives of management and representatives of the independent accounting firm the Company’s audited annual financial statements prior to their filing as part of the Annual Report on Form 10-K. After such review and discussion, the Committee shall recommend to the Board of Directors whether such audited financial statements should be published in the Company’s annual report on Form 10-K. The Committee shall also review the Company’s quarterly financial statements prior to their inclusion in the Company’s quarterly SEC filings on Form 10-Q.

      3. Take steps designed to ensure that the independent accounting firm reviews the Company’s interim financial statements prior to their inclusion in the Company’s quarterly reports on Form 10-Q.

Independent Accounting Firm

      4. Have sole authority and be directly responsible for the appointment, compensation, retention (including the authority not to retain or to terminate) and oversight of any independent accounting firms engaged by the Company for the purpose of preparing or issuing an audit report or related work. The authority of the Committee shall include ultimate authority to approve all audit engagement scope, services and terms.

      5. Approve in advance any and all audit and non-audit services to be performed by the independent accounting firm and adopt and implement policies for such pre-approval, giving effect to the “de minimus” exception for ratification of certain non-audit services set forth in Section 10A(a)(i)(1)(B) of the Exchange Act.

      6. Determine funding necessary for compensation of any independent accounting firms and notify the Company of anticipated funding needs of the Committee.

      7. Be directly responsible for the resolution of any disagreements between management and the independent accounting firm regarding financial reporting matters.

      8. On an annual basis, receive from the independent accounting firm a formal written statement identifying all relationships between the independent accounting firm and the Company consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent accounting firm as to any disclosed relationships or services that may impact its independence. The Committee shall take appropriate action to oversee the independence of the independent accounting firm.

      9. On an annual basis, discuss with representatives of the independent accounting firm the matters required to be discussed by Statement on Auditing Standards 61, as it may be modified or supplemented.

      10. Evaluate the performance of the independent accounting firm and consider the discharge of the independent accounting firm when circumstances warrant. The independent accounting firm shall be ultimately accountable to the Board of Directors and the Committee. Instruct the independent accounting firm that it should report directly to the Committee on matters pertaining to the work performed during its engagement and on matters required by applicable Regulatory Body rules and regulations.

Financial Reporting Processes

      11. In consultation with the independent accounting firm and management, review annually the adequacy of the Company’s internal control over financial reporting.

      12. Review the disclosures made to the Committee by the Company’s chief executive officer and chief financial officer in connection with their certifications of the Company’s reports on Form 10-K and Form 10-Q, including disclosures regarding evaluations of the design and operation of the Company’s internal control over financial reporting and disclosing (a) all significant deficiencies and material weaknesses in the design and operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information; and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Committee shall direct the actions to be taken and/or make recommendations to the Board of Directors of actions to be taken to the extent such disclosures indicate the finding of any significant deficiencies in internal controls or fraud.

      13. Regularly review the Company’s critical accounting policies and accounting estimates resulting from the application of these policies and inquire at least annually of both the Company’s internal auditors (if any) and the independent accounting firm as to whether either has any concerns relative to the quality or aggressiveness of management’s accounting policies.

Compliance

      14. Engage outside advisors, including but not limited to, counsel, independent accounting consultants and/or other experts, as it determines necessary to carry out its duties.

      15. Determine funding necessary for ordinary administrative expenses of the Committee and for compensation of any outside advisors to be engaged by the Committee and notify the Company of anticipated funding needs of the Committee.

      16. Establish written procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      17. Investigate any allegations that any officer or director of the Company, or any other person acting under the direction of any such person, took any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Company for the purpose of rendering such financial statements materially misleading and, if such allegations prove to be correct, take or recommend to the Board of Directors appropriate disciplinary action.

Reporting

      18. Prepare, in accordance with the rules of the SEC as modified or supplemented from time to time, a written report of the audit committee to be included in the Company’s annual proxy statement for each annual meeting of shareholders.

      19. To the extent required by any Regulatory Body, instruct the Company’s management to disclose in its annual proxy statement for each annual meeting of shareholders, Form 10-K and Form 10-Q’s the approval by the Committee of any non-audit services performed by the independent accounting firm, and review the substance of any such disclosure and to considerations relating to the compatibility of such services with maintaining the independence of the accounting firm.

      20. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

QLCC Responsibilities

      21. Establish written procedures for the confidential receipt, retention and consideration of evidence of a material violation of an applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law, or a similar material violation of any United States federal or state law by the Company or by any officer, director, employee or agent of the Company (each, a “Material Violation”) that is reported to the Committee.

      22. Inform the Company’s general counsel and chief executive officer of any report of evidence of a Material Violation that is reported to the Committee, except in situations when the Committee reasonably believes it would be futile to report evidence of a Material Violation to the Company’s general counsel and chief executive officer.

      23. Determine whether an investigation is necessary regarding any report of evidence of a Material Violation to the Committee.

      24. If the Committee determines an investigation is necessary or appropriate: (i) notify the full Board; (ii) initiate an investigation, which may be conducted either by the general counsel or by outside attorneys; and (iii) retain such additional expert personnel as the Committee deems necessary and at the expense of the Company. At the conclusion of any such investigation: (i) recommend, by majority vote, that the Company implement an appropriate response to evidence of a Material Violation; and (ii) inform the general counsel and chief executive officer and the Board of the results of any such investigation and the appropriate remedial measures to be adopted.

      25. Acting by majority vote, take all other appropriate actions to respond to evidence of a Material Violation that is reported to the Committee including the authority to notify the SEC in the event that the Company fails in any material respect to implement an appropriate response that the Committee has recommended the Company take.

      This Audit Committee Charter was approved by the Board of Directors on February 5, 2004 and amended and restated on April 20, 2004.

DETACH HERE

PROXY

ALKERMES, INC.

CAMBRIDGE, MASSACHUSETTS

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 23, 2004

     The undersigned shareholder of Alkermes, Inc. hereby appoints James M. Frates and Charles Carelli, and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the offices of Alkermes, 88 Sidney Street, Cambridge, Massachusetts 02139, at 9:00 a.m., Thursday, September 23, 2004, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof. The undersigned hereby revokes all other previous proxies appointed and delivered in connection with the annual meeting of shareholders to be held at 9:00 a.m., Thursday, September 23, 2004, and at all adjournments thereof.

     It is agreed that unless otherwise marked on the other side, said attorneys and proxies are appointed with authority to vote FOR the directors and the proposals listed on the other side hereof.

(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)

SEE REVERSE
SIDE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE
SIDE

ALKERMES, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR
Log on to the Internet and go to http://www.eproxyvote.com/alks		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE

#ALK

☒	Please mark votes as in this example.

1.	To elect nine members of the Board of Directors, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.							FOR	AGAINST	ABSTAIN
	NOMINEES:	(01) Floyd E. Bloom, (02) Robert A. Breyer, (03) Gerri Henwood, (04) Paul J. Mitchell, (05) Richard F. Pops, (06) Alexander Rich, (07) Paul Schimmel, (08) Mark B. Skaletsky and (09) Michael A. Wall.				2.	To approve an amendment to the 1999 Stock Option Plan to increase to 16,900,000 the number of shares issuable upon exercise of options granted thereunder, an increase of 2,500,000 shares.	☐	☐	☐
		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

	☐	For all nominees except as noted above					To transact such other business as may properly come before the meeting.

							MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature:	Date:	Signature:	Date: